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                                                                    Exhibit 23.1

              Consent of Independent Certified Public Accountants

We consent to the reference to our firm under the captions "Selected Consolidated Financial Data" and "Experts" and to the use of our report dated February 11, 2000 (except Note 10, as to which the date is June 7, 2000), in Amendment No. 5 to the Registration Statement (Form S-1 No. 333-31434) and related Prospectus of Triton Network Systems, Inc. for the registration of 5,500,000 shares of its common stock.

                                                               Ernst & Young LLP

Orlando, Florida
June 27, 2000

The foregoing consent is in the form that will be signed upon completion of the stock split described in note 10 to the financial statements.


                                                           /s/ Ernst & Young LLP